Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 8, 2017, is entered into among Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”), Catalytic Solutions, Inc., a California corporation (“Catalytic Solutions”), Engine Control Systems Limited, a New Brunswick corporation (“Engine Control Systems” and, together with the Company and Catalytic Solutions, the “Sellers”) and AP Emissions Technologies, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

A.                                    The Sellers, through their product line known as DuraFit, are engaged in the business of developing, customizing, manufacturing, coating substrates, and selling DuraFit-brand replacement DPFs and DuraFit-brand replacement DOCs for installation in customer equipment (the “Business”).

B.                                    The Sellers desire to sell, and Purchaser desires to purchase, the Assets (as defined below) of the Business for the consideration and on the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
SALE AND TRANSFER OF ASSETS; CLOSING

Section 1.1                                    Assets To Be Sold.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, the Sellers will sell, convey, assign, transfer and deliver to Purchaser, and Purchaser will purchase and acquire from the Sellers, free and clear of any Encumbrances, all of the Sellers’ rights, title and interest in and to the following assets of the Sellers related exclusively to the Business:

(a)                                 all inventory related exclusively with the Business listed on Schedule 1.1(a) (the “Inventory”), including all raw materials, raw material substrates, works in progress and finished goods inventory;

(b)                                 all of the Sellers’ rights under those contracts, leases (other than leases for real property or facilities), commitments, purchase orders and other agreements related exclusively to the Business listed on Schedule 1.1(b) (the “Purchased Contracts”).  For the avoidance of doubt, the foregoing shall not be deemed to include any accounts receivable of the Sellers;

(c)                                  all equipment, tooling, supplies and other tangible personal property listed on Schedule 1.1(c);

(d)                                 all Intellectual Property, and all goodwill associated therewith, listed on Schedule 1.1(d);

(e)                                  all licenses and Permits, to the extent assignable, listed on Schedule 1.1(e);

(f)                                   all samples of Products and historic testing records with respect thereto;

(g)                                  all claims, deposits, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature related exclusively to the Business.  For the avoidance of doubt, the foregoing shall not be deemed to include any billed and unbilled accounts receivable of the Sellers;

(h)                                 all current-customer lists, current-supplier lists, a list of suppliers of Engine Control Systems as of the closing of its plant in Markham, Ontario, and all books, records, ledgers, files, documents, correspondence, lists, studies and reports and other written materials to the extent related to the Business and the Assets; provided, however, that the Sellers may redact any information not related to the Business therein and, for the avoidance of doubt, the foregoing shall not be deemed to include any of the items set forth in Section 1.2(d) or Section 1.2(e);

(i)                                     all goodwill and going concern value with respect to the Business;

(j)                                    all prepayments, vendor credits, prepaid expenses and similar assets listed on Schedule 1.1(j);

(k)                                 all other assets of the Sellers listed on Schedule 1.1(k).

The assets set forth in this Section 1.1 are all of the assets to be sold to Purchaser pursuant to this Agreement and are referred to herein collectively as the “Assets.”

Section 1.2                                    Excluded Assets.  Notwithstanding any other provision of this Agreement, all other rights, properties and assets of the Sellers not included as Assets are expressly excluded from the purchase and sale contemplated by this Agreement (the “Excluded Assets”), including, but not limited to, the following:

(a)                                 the Sellers’ rights under or pursuant to this Agreement and agreements entered into pursuant to this Agreement;

(b)                                 all licenses and Permits that are not assignable or do not relate exclusively to the Business;

(c)                                  all accounts receivable and all correspondence with respect thereto;

(d)                                 intellectual property related to coating materials (including compositions, applications, use and manufacture) that is not listed on Schedule 1.1(d);

(e)                                  intellectual property related to catalyst design, catalyst application and use, and catalyst manufacturing that is not listed on Schedule 1.1(d); and

(f)                                   any and all assets of the Sellers not used exclusively in the Business (for the avoidance of doubt, this Section 1.1(f) shall not be deemed to include any Assets.

Section 1.3                                    Liabilities.

(a)                                 Assumed Liabilities.  On the Closing Date, but effective as of the Effective Time, Purchaser will assume and agree to discharge (i) the post-Closing obligations with respect to the Purchased Contracts, (ii) warranty claims (excluding any Initial Claims) related to the Assets up to an aggregate amount of $110,126 (the “Warranty Reserve”), and (iii) Initial Claims (collectively, the “Assumed Liabilities”); provided, however, the Assumed Liabilities do not include pre-Closing obligations with respect to the Purchased Contracts, or Liabilities that are expressly listed as Retained Liabilities.

(b)                                 Retained Liabilities.  All Liabilities of the Sellers not specifically included in the Assumed Liabilities will remain the sole responsibility of the Sellers, will be retained, paid, performed and discharged solely by the Sellers, and are expressly not being assumed by Purchaser as Assumed Liabilities (the “Retained Liabilities”).  For the avoidance of doubt, the Retained Liabilities will expressly include (without limitation): (i) Liabilities related to Taxes, except as otherwise set forth in Section 6.2(d); (ii) all Liabilities related to the Excluded Assets, (iii) the Sellers’ expenses pursuant to Section 5.6 herein, (iv) all product liability, all returns, all recalls, and all warranty liability in excess of the Warranty Reserve with respect to sales made by, or product manufactured by, the Sellers, other than Initial Claims, (v) all Liabilities that arise out of or in connection with any violation of or non-compliance of the Sellers with any applicable Laws, (vi) all refunds due to third parties with respect to the Business, which obligations were incurred or relate to events that occurred on or prior to the Closing Date; (vii) all employee wages and/or accrued benefits through the Closing Date; (viii) all accounts payable; (ix) all accrued expenses; (x) all Transactions Expenses; (xi) all Liabilities related to Indebtedness, except with respect to the post-Closing obligations with respect to the Purchased Contracts; (xii) all Liabilities related to any Employee Benefit Plan; (xiii) all Liabilities related to any real property owned or leased by any Seller; and (xiv) any other Liabilities of the Sellers not specifically included in the Assumed Liabilities.

Section 1.4                                    Purchase Price; Payment of Purchase Price.

(a)                                 The consideration for the Assets is an amount equal to (i) One Million Dollars ($1,000,000) (the “Non-Inventory Purchaser Price”, plus (ii) Two Million Two Hundred Five Thousand Seven Hundred Seventy-Seven Dollars and Ninety-One Cents ($2,205,777.91) (the “Inventory Purchase Price” and together with the Non-Inventory Purchase Price, the “Purchase Price”).

(b)                                 At Closing, Purchaser will pay the Purchase Price to the Sellers by wire transfer of immediately available funds to an account designated by Sellers.

Section 1.5                                    Determination of Inventory as of Closing.

(a)                                 Estimated Inventory Statement.  At or prior to the Closing, the Sellers shall prepare and deliver to Purchaser a statement (the “Estimated Inventory Statement”) setting forth (i) the Inventory as of immediately prior to the Closing as set forth in the Seller’s books and records (the “Estimated Inventory”), and (ii) the Inventory Purchase Price as of the Closing Date, based on the Seller’s books and records (including with respect to the Seller’s cost with respect thereto and the value of such Inventory as determined consistent with past practice and in accordance with GAAP).

(b)                                 Inventory Count.  As promptly as practicable after the Closing Date, but in no event later than five (5) Business Days after the Closing Date, a physical count of the Inventory (the “Inventory Count”) will be taken by the Sellers and Purchaser and their respective representatives, including Ernst & Young (the “Auditor”), in accordance with mutually agreed upon procedures.  Immediately upon conclusion of the Inventory Count, the Sellers, the Purchaser and the Auditor, if necessary as determined by the Purchaser, will agree in writing on (i) the list of the Inventory (the “Final Inventory”), including the location thereof, and (ii) any adjustment, positive or negative, to the Inventory Purchase Price as a result of the difference between the Final Inventory and the Estimated Inventory.

(c)                                  Inventory Purchase Price Adjustment.  If the Inventory Purchase Price as determined pursuant to subsection (b) above exceeds the Inventory Purchase Price paid by Purchaser to the Sellers on the Closing Date, then Purchaser shall promptly, but in any event within two (2) Business days, pay to the Sellers, by wire transfer of immediately available funds, an amount equal to such excess.  If the Inventory Purchase Price paid by Purchaser to the Sellers on the Closing Date exceeds the Inventory Purchase Price as determined pursuant to subsection (b) above, then the Sellers, jointly and severally, shall promptly, but in any event within two (2) Business Days, pay to Purchaser, by wire transfer of immediately available funds, an amount equal to such excess.  All payments made pursuant to this Section 1.5(c) shall be treated as adjustments to the Purchase Price.

Section 1.6                                    Closing Date.  The closing of the purchase and sale of the Assets and the transactions relating thereto (the “Closing”), will take place remotely via the exchange of documents and signatures, on the date of this Agreement.  The date of the Closing is referred to as the “Closing Date.”  The effective time of the Closing is 12:01 a.m., Eastern time, on the Closing Date (the “Effective Time”).

Section 1.7                                    Purchase Price Allocation.  The Purchase Price will be allocated among the Assets in accordance with and as provided by Section 1060 of the Code (the “Section 1060 Allocation”) as set forth on Schedule 1.6.  The parties agree that any Tax Returns will be prepared and filed consistently with such agreed upon Section 1060 Allocation.  In this regard, the parties agree that, to the extent required, they will each properly prepare and timely file Form 8594 in accordance with the agreed upon Section 1060 Allocation.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the disclosure schedules delivered to Purchaser concurrently herewith (together, the “Company Disclosure Schedule”), as of the date hereof, the Sellers, jointly and severally, represent and warrant to Purchaser as to the matters in this Article II.

Section 2.1                                    Organization and Power; Authorization.  Each Seller is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to own, lease and operate the Assets owned, leased and operated by such Seller.  The Sellers have all requisite power and authority to carry on the Business as it is now being conducted.  Such Seller is duly qualified to transact business as a foreign entity in each jurisdiction where the operation of the Business as now conducted requires such Seller to be so qualified.  Schedule 2.1 of the Company Disclosure Schedule sets forth each jurisdiction in which each Seller is so qualified.

Section 2.2                                    Authority.  Each Seller has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Seller is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.  The execution, delivery and performance of this Agreement and of the Ancillary Agreements to which any Seller is a party by such Seller have been duly authorized by all requisite corporate action.  This Agreement and the Ancillary Agreements to which each Seller is a party have been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery hereof and thereof by the counterparties, constitutes the valid and binding agreement of such Seller enforceable in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratoriums, or similar Laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

Section 2.3                                    Noncontravention.  Neither the execution and delivery of this Agreement and the Ancillary Agreements to which any Seller is a party nor the consummation of the Contemplated Transactions will (a) conflict with or result in any violation of any provision of the Governing Documents of such Seller, or (b) require any Consent or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under or result in a penalty, assessment or special payment being assessed to any Seller or Purchaser under, any of the terms, conditions or provisions of any contract to which any Seller is a party.

Section 2.4                                    Solvency.  No Seller is now insolvent, and no Seller will be rendered insolvent by the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of such Seller exceed the present fair saleable value of such Seller’s assets.

Section 2.5                                    Financial Matters.

(a)                                 Schedule 2.5(a) of the Company Disclosure Schedule sets forth the (i) units of DuraFit products sold, and (ii) gross revenues with respect thereto, in each case, by item number for the fiscal years ended December 31, 2015, December 31, 2016 and for the seven-month period ended July 31, 2017 (collectively, the “Revenue Information”).  The Revenue Information has been prepared in conformity with GAAP.

(b)                                 Schedule 2.5(b) of the Company Disclosure Schedule sets forth the total per-unit cost to the Sellers of DuraFit products by item number as of August 17, 2017 (the “Cost Information” and, together with the Revenue Information, the “Financial Information”).

(c)                                  The Financial Information is based upon the information contained in the Sellers’ books and records.  Except as set forth on Schedule 2.5(c) of the Company Disclosure Schedule, no customer of the Sellers has made any prepayment for products or services of the Business for which the applicable products or services have not yet been provided or rendered.

Section 2.6                                    Indebtedness.  Schedule 2.6 lists all Indebtedness of the Sellers (including the outstanding balance as of the Closing Date) related to the Assets, and all obligations of others guaranteed by any Seller with respect to the Business. No Seller is in material default of its obligations under its Indebtedness.

Section 2.7                                    Title to Assets.  The Sellers own good and transferable title to all Assets, free and clear of any Encumbrances.  Such Assets (other than any obsolete Inventory), taken as a whole, have been maintained in accordance with normal industry practice, and are in an operating condition and repair (subject to normal wear and tear) adequate and suitable for the purposes for which such assets are presently used.  The Assets constitute all of the assets, property, and rights that are used exclusively in the Business as currently conducted.  Except as set forth on Schedule 2.7 of the Company Disclosure Schedules, all Assets are located at the Company’s principal place of business.

Section 2.8                                    Purchased Contracts.

(a)                                 Schedule 2.8 of the Company Disclosure Schedule contains a complete and accurate list of all Material Contracts.

(b)                                 Each Seller has performed all material obligations required to be performed by it to date under the Material Contracts to which it is a party, and there are no material defaults, to the Knowledge of the Sellers, by any other party thereto, and no event has occurred (or failed to occur) that, with the passing of time or the giving of notice or both would constitute a material default by any Seller under any such Material Contract to which it is a party, including the consummation of the Contemplated Transactions.

(c)                                  Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of the Seller party thereto and, to the Knowledge of the Sellers, any other party thereto, except that the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar Laws relating to or affecting rights of creditors and general equitable principles.

(d)                                 Purchaser has been supplied with a true and correct copy of all written  contracts required to be disclosed on Schedule 2.8 of the Company Disclosure Schedule, together with all amendments, waivers or other changes thereto, and true and correct written summaries of all oral contracts or agreements required to be disclosed on Schedule 2.8 of the Company Disclosure Schedule.

Section 2.9                                    Intellectual Property Rights.  Set forth on Schedule 2.9 of the Company Disclosure Schedule is a list and brief description of patents, patent rights, patent applications, trademarks, trademark applications and registrations, proprietary rights, service marks, service mark applications and registrations, trade names, web/domain names, copyrights, website content, formulae, trade secret, and know how related exclusively to the Assets or used exclusively in the Business and owned by or registered in the name of the Sellers, or of which the Sellers are a licensor or licensee or in which the Sellers have any right, and in each case a brief description of the nature of such right (collectively, “Intellectual Property”).  None of the Sellers is subject to any royalty obligation or any license agreement relating to any product or service of the Business which such Seller now markets or has marketed in the past three (3) years.  Except as set forth on Schedule 2.9 of the Company Disclosure Schedule, the Sellers own all rights in, or possess adequate licenses or other rights to use, all Intellectual Property free and clear of all Encumbrances.  Schedule 2.9 of the Company Disclosure Schedule sets forth any Intellectual Property which is not owned by the Sellers and is used exclusively in the Business, and describes the Sellers’ valid license or other right to allow their use of such third party Intellectual Property.  The Sellers’ use of the Intellectual Property and the conduct of the Business as currently conducted does not infringe, misappropriate or conflict upon or with, and has not infringed, misappropriated or conflicted upon or with, the right of any third party.  To the Knowledge of the Sellers, no third party is infringing, misappropriating or conflicting with the Intellectual Property.  All employees and independent contractors (including consultants) of the Sellers which have participated in the development or creation of Intellectual Property owned by the Sellers have executed appropriate assignment agreements, pursuant to which each such employee or independent contractor has assigned to the Sellers all of its rights, in and to all such Intellectual Property, ideas, inventions, processes, works of authorship, and other work products that relate exclusively to the Business.  No past or present employee or independent contractor of the Sellers has any ownership interest, license, permission, or other right in or to any such Intellectual Property owned by the Sellers.

Section 2.10                             Litigation.  There is no Proceeding pending or, to the Knowledge of the Sellers, threatened against any Seller or to which any Seller is a party with regard to the Assets or the Business.  No Seller is in breach or default with respect to, or subject to, any Order of any court or other Governmental Entity with respect to the Business or the Assets, and there are no unsatisfied judgments with respect to any such Order.  Schedule 2.10 of the Company Disclosure Schedule lists all Proceedings against the Sellers at law or in equity that have occurred since January 1, 2014 with respect to the Business or the Assets.

Section 2.11                             Environmental Matters.  Except as disclosed on Schedule 2.11 of the Company Disclosure Schedule and with respect to the Business, (a) each Seller is and has been in material compliance with all Environmental Laws; (b) no Seller has received, in the past three (3) years, any notice from a Governmental Entity alleging that such Seller is not in material compliance with applicable Environmental Laws; (c) each Seller has obtained and is in material compliance with all material Permits required pursuant to Environmental Laws for the operation of the Business; (d) no Seller has received any order, notice, or other communication from (nor to the Knowledge of the Sellers has any action been threatened by) any Person of any alleged obligation of any Seller to undertake or bear the cost of any remediation action with respect to and as a result of such Seller’s material violation of an Environmental Law; (e) there are no pending or, to the Knowledge of the Sellers, threatened, claims, Encumbrances, or other restrictions of any nature, resulting from any material violation or failure to materially comply with any applicable Environmental Law with respect to the Business or any Asset; (f) there has been no release of any Hazardous Substances on or from any real property owned, operated or leased by any Seller in violation of any applicable Environmental Law, and to the Knowledge of the Sellers, no real property owned, operated or leased by any Seller has been contaminated by any Hazardous Substance; and (g) none of the real property currently or formerly owned, leased or operated by any Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. § 9601 et seq., or its state equivalent, and no Seller has sent or disposed of Hazardous Substances to or at a site that, pursuant to CERCLA, or any similar state law, has been listed or proposed for listing on the National Priorities List or its state equivalent.

Section 2.12                             Tax Matters.  Such Seller has filed all material Tax Returns (including sales tax returns) that such Seller was required to file with respect to the Assets.  All such Tax Returns were true, correct and complete in all material respects.  All material Taxes with respect to the Assets due and payable by such Seller have been paid or accrued.  No claim has been made by a Governmental Entity in the past six (6) years in a jurisdiction where any Seller does not file Tax Returns (including sales tax returns), that it is, or may be, subject to taxation by that jurisdiction.  There are no Encumbrances (other than Encumbrances of real estate and personal property Taxes or assessments not yet due and payable) on any of the Assets that arose in connection with any failure (or alleged failure) of any Seller to pay any Taxes.  There is not outstanding any written notice received (including notices received via e-mail) by such Seller from any Governmental Entity that such Seller is subject to an audit or investigation that could result in the payment by such Seller of additional Taxes with respect to the Assets. There is no outstanding dispute or claim concerning any Tax of such Seller with respect to the Assets that has been claimed or raised by any Governmental Entity in writing.  Such Seller is not a party to any Tax allocation or sharing agreement.

Section 2.13                             Compliance with Laws; Permits.  Each Seller is in material compliance with all applicable Laws as such compliance relates to the Business or the Assets.  Except as set forth on Schedule 2.13 of the Company Disclosure Schedule, there are no permits, approvals, registrations, franchises, licenses, certificates, certifications, accreditations and other authorizations of any Governmental Entity or other third parties (“Permits”) required for such Seller to conduct the Business as currently conducted or to own, lease, use or operate the Assets as currently owned, leased, used or operated.  No written notices have been received (including notices received via e-mail) by any Seller from any Governmental Entity alleging the failure to hold any Permits.  Schedule 2.13 of the Company Disclosure Schedule sets forth all third-party certifications of the Products (as defined below).

Section 2.14                             Brokerage and Finder’s Fees.  No Seller has incurred nor will it incur, any brokerage, finder’s or similar fee in connection with the Contemplated Transactions.

Section 2.15                             Insurance.  The Sellers are currently insured by insurers unaffiliated with the Sellers with respect to the Assets and operation of the Business in such amounts and against such risks which are appropriate and customary for the Business with customary deductibles and retained amounts.  In addition, the Sellers have maintained comparable insurance for all prior periods.  With respect to each insurance policy currently held by the Sellers insuring any aspect of the operation of the Business or the Assets, (a) to the Knowledge of the Sellers, the policy is legal, valid, binding and in full force and effect; and (b) the Sellers are not in default under the respective policy.  There are no claims by the Sellers with respect to the Assets and pending under any such policies and, to the Knowledge of the Sellers, the Sellers have not been informed in writing that coverage has been questioned, denied or disputed by the underwriters of such policies with respect to any such claims.

Section 2.16                             Inventory.  Schedule 2.16 sets forth the Inventory, the Sellers’ cost with respect thereto, and the value of such Inventory on the Sellers’ books, in each case as of July 31, 2017.  The method of valuing such Inventory and the reserves with respect thereto are consistent with past practice and in accordance with GAAP.  Other than obsolete Inventory (which has been written down to $0 on the Company’s books and Schedule 2.16), the Inventory consists of items that are of a quality and quantity usable and salable in the Ordinary Course of Business.  Except as set forth on Schedule 2.16, the Inventory is located at the Company’s principal place of business.

Section 2.17                             Employees.  Schedule 2.17 lists all Persons employed by the Sellers, working in the Business as of the Closing Date, and to whom Purchaser shall offer employment as of the Closing Date (the “Transferred Employees”).  Schedule 2.17 states, with respect to such Transferred Employees, their current hourly rates of compensation, base salaries or other basis for and amount of compensation, their total 2016 compensation and their total 2017 compensation through July 31, 2017, their accrued personal leave time (which is utilized by employees for vacation and sick days) as of the Closing Date, and the commencement date of their employment.  Except as set forth on Schedule 2.17, to the Sellers’ Knowledge, no Transferred Employees have any plans to terminate employment with the Sellers other than in connection with the offers of employment made pursuant to Section 5.10.  Except as set forth on Schedule 2.17, there are no written employment, severance or termination agreements accruing to the benefit of any Transferred Employee.  There are no collective bargaining agreements relating to any Seller’s relationship with any Transferred Employee.  No Seller has recognized any labor organization, nor has any such organization been certified, as the exclusive bargaining agent of any Transferred Employees.  There has been no demand on behalf of any labor organization to represent any Transferred Employees, and the Sellers have no Knowledge of any present efforts of any labor organization for authorization to represent any Transferred Employees.  There are no strikes, work stoppages or labor disputes of the Transferred Employees other than routine grievances.  The Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Transferred Employee and each such Transferred Employee has been properly classified.

Section 2.18                             Absence of Certain Developments.  Except as set forth on Schedule 2.18 of the Company Disclosure Schedule, since June 30, 2017 the Sellers have conducted the Business only in the Ordinary Course, have incurred no Liabilities relating to the Business other than in the Ordinary Course, and have not, other than in accordance with the terms of this Agreement, with respect to the Business or relating to the Assets:

(a)                                 cancelled, compromised, waived or released any right or claim;

(b)                                 sold, assigned, licensed or transferred any of its assets, except for sales in the Ordinary Course;

(c)                                  suffered any extraordinary loss, damage, destruction or casualty loss or waived any rights of material value, whether or not covered by insurance and whether or not in the Ordinary Course;

(d)                                 borrowed any amount or incurred or become subject to any material Liabilities, except Liabilities incurred in the Ordinary Course and Liabilities under contracts entered into in the Ordinary Course;

(e)                                  commenced any litigation or binding dispute resolution process or settled or compromised any pending or threatened suit, action or claim the settlement or compromise;

(f)                                   sold, assigned, transferred, abandoned or permitted to lapse any licenses or Permits associated with the Business;

(g)                                  written off any inventory in excess of the Seller’s write-down inventory reserve, or other similar entry;

(h)                                 received notice from any of its suppliers of an increase in the cost of goods or services by more than five percent (5%); or

(i)                                     entered into any other material transaction, other than in the Ordinary Course.

Section 2.19                             Affiliate Transactions.  No shareholder, director, officer, or Affiliate of the Sellers, or any individual related by blood, marriage, or adoption to any such individual or any entity in which any such Person owns more than three percent (3%) of the outstanding stock, is a party to any agreement, contract, commitment, or transaction with the Sellers with respect to the Business or the Assets, or has any direct interest in any of the Assets.

Section 2.20                             Warranties.  Schedule 2.20 of the Company Disclosure Schedule sets forth a description of all material product warranties and guarantees given by any Seller to any customer with respect to the Products.  Attached to Schedule 2.20 of the Company Disclosure Schedule is the Sellers’ standard form of product warranty and guaranty with respect to the Products.  Each of the products exclusive to the Business developed, sold, or distributed by such Seller (the “Products”) meets, and, at all times, has met, all material standards for quality and workmanship prescribed by Law or material contractual agreements to which such Seller is a party.  Each Product has been labeled in accordance with all Laws.  Except as described on Schedule 2.20 of the Company Disclosure Schedules, (a) no claims have been made under the product warranties or guarantees with respect to the Products, and (b) there have not been any mandatory or voluntary product recalls or withdrawals with respect to any Products.

Section 2.21                             Customers and Suppliers.  Schedule 2.21 sets forth a list of the top fifteen (15) customers of the Business with respect to dollar volume of sales for the fiscal years ended December 31, 2015, December 31, 2016 and for the seven (7)-month period ended July 31, 2017.  Schedule 2.21 sets forth a list of the top three (3) suppliers of the Business with respect to dollar volume of purchases for the seven (7)-month period ended July 31, 2017.  Except as set forth on Schedule 2.23, since December 31, 2016, such Seller has not received any written notice (including notice received via e-mail) from any customer or supplier listed on Schedule 2.21 to the effect that any such customer or supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing or selling products or services from or to such Seller (whether as a result of the consummation of the transactions contemplated hereby or otherwise).  Such Seller has not received written notice (including notice received via e-mail) and has no Knowledge that any customer or customers which, individually or in the aggregate, account for more than two percent (2%) of the revenue of the Business, has plans or has threatened in writing to stop or materially decrease the rate of business done with such Seller with respect to the Business.  Such Seller has not received written notice (including notice received via e-mail) and such Seller has no Knowledge that any supplier or suppliers which, individually or in the aggregate, account for more than two percent (2%) of the dollar amount of payments made by the Sellers relating to the Business, has plans or has threatened in writing to stop or materially decrease the rate of business done with the Sellers.

Section 2.22                             No Other Representations and Warranties.  Purchaser acknowledges and agrees that Sellers have not made and are not making any representations and warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Article II, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers as follows:

Section 3.1                                    Organization.  Purchaser is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 3.2                                    Authority Relative to this Agreement.  Purchaser has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.  The execution, delivery and performance of this Agreement and of the Ancillary Agreements to which Purchaser is a party by Purchaser have been duly authorized by all requisite corporate action.  This Agreement and the Ancillary Agreements to which Purchaser is a party have been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the counterparties, constitutes the valid and binding agreement of Purchaser enforceable in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratoriums, or similar Laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

Section 3.3                                    Noncontravention.  Neither the execution and delivery of this Agreement and the Ancillary Agreements to which Purchaser is a party nor the consummation of the Contemplated Transactions will (a) conflict with or result in any violation of any provision of the Governing Documents of Purchaser, or (b) require any Consent or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contracts of Purchaser.

ARTICLE IV
CONDITIONS TO OBLIGATION TO CLOSE

Section 4.1                                    Conditions to Obligation of Purchaser.  Except as otherwise expressly provided in this Agreement, the obligation of Purchaser to consummate the Contemplated Transactions is subject to the satisfaction of the following conditions:

(a)                                 there will not be any injunction, judgment, order, decree, ruling or charge having the likely effect of preventing consummation of any of the Contemplated Transactions;

(b)                                 the Sellers will have obtained and provided Purchaser with all Consents of any Governmental Entities or third parties that are required for the consummation of the Contemplated Transactions on terms and conditions reasonably satisfactory to Purchaser; and

(c)                                  the Sellers will have delivered to Purchaser:

(i)                                     a bill of sale for all the Assets and assignment of all of the Purchased Contracts which assignment will also contain Purchaser’s undertaking and assumption of the Assumed Liabilities (the “Bill of Sale and Assignment and Assumption Agreement”) executed by the appropriate Sellers;

(ii)                                  appropriate assignments of Intellectual Property, in a form reasonably acceptable to Purchaser, executed by the appropriate Sellers;

(iii)                               payoff letters acceptable to Purchaser and lien releases with respect to any and all Encumbrances on the Assets;

(iv)                              a good standing or similar certificate of the Sellers from the secretary of state of the Sellers’ respective jurisdiction of incorporation;

(v)                                 a transition services agreement, in a form reasonably acceptable to Purchaser, (the “Transition Services Agreement”) executed by the Company;

(vi)                              a supply agreement, in a form reasonably acceptable to Purchaser, (the “Supply Agreement”) executed by the Company;

(vii)                           certified copies of the resolutions duly adopted by the Sellers’ respective boards of directors or other similar governing bodies, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the Contemplated Transactions; and

(viii)                        such other documents or instruments as Purchaser reasonably requests to effect the Contemplated Transactions.

Section 4.2                                    Conditions to Obligation of the Sellers.  Except as otherwise expressly provided in this Agreement, the obligation of the Sellers to consummate the Contemplated Transactions is subject to satisfaction of the following conditions:

(a)                                 Purchaser will have delivered to the Sellers:

(i)                                     the Purchase Price by wire transfer to an account specified in writing by the Sellers;

(ii)                                  the Transition Services Agreement executed by Purchaser;

(iii)                               the Supply Agreement executed by Purchaser; and

(iv)                              the Bill of Sale and Assignment and Assumption Agreement executed by Purchaser.

ARTICLE V
COVENANTS

Section 5.1                                    Transfer Taxes.  The Sellers will be responsible for all stamp, transfer, documentary, sales, use, value added, registration, property, excise and other such taxes and fees relating thereto (including any penalties, interest and additions to such taxes) incurred in connection with this Agreement, the Ancillary Agreements and the Contemplated Transactions, and the Sellers will make all filings, returns, reports and forms as may be required to comply with the provisions of all applicable Tax Laws.

Section 5.2                                    Bulk Sales Laws.  The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets to Purchaser, it being understood that any Liabilities arising out of the failure of the Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Retained Liabilities.

Section 5.3                                    Tax Clearance Certificates.  If reasonably requested by Purchaser, the Sellers shall notify all of the taxing authorities in the jurisdictions that impose Taxes on the Sellers or where the Sellers have a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could reasonably subject Purchaser to any Taxes of the Sellers.

Section 5.4                                    Transition.  For a period of five (5) years after the Closing Date, the Sellers will not take any action which is intended to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates of the Business from maintaining the same business relationships with Purchaser with respect to the Business after the date of this Agreement as were maintained with the Sellers with respect to the Business prior to the date of this Agreement.

Section 5.5                                    Payment of Retained Liabilities; Initial Claims.  In addition to payment of Taxes pursuant to Section 5.1 or 5.3, the Sellers will pay, or make adequate provision for the payment, in full of all of the Retained Liabilities and other Liabilities of the Sellers under this Agreement.  The Sellers, jointly and severally, will reimburse the Purchaser for any Initial Claim within two Business Days of receipt of invoice from the Purchaser; provided, however that, the Seller’s reimbursement obligations with respect to any Initial Claim shall not exceed the amount per Eligible Part set forth in the column labeled “Canning @ Cost” on Schedule 2.5(b).

Section 5.6                                    Expenses.  Each party hereto will be solely responsible for and will bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the Contemplated Transactions, including, but not limited to, any such costs and expenses incurred by any party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers or other representatives).

Section 5.7                                    Noncompetition; Nonsolicitation.

(a)                                 Noncompetition.  For a period of five (5) years after the Closing Date, the Sellers will not, anywhere in the world, manufacture or sell DPF and DOC products; provided, however, that the foregoing shall not preclude or prohibit the Sellers or any Seller from (i) supplying materials and technology used in the substrate catalyst coating process, (ii) coating substrates for DPF, DOC and other related products for customers of the Seller(s), (iii) operating their business (other than any aspect relating exclusively to the Business) as operated by the Sellers prior to the Closing.  For the avoidance of doubt, at any time after the Closing Date, the Sellers will not supply any person with DuraFit precious metal loadings or use the DuraFit label or name in marketing products for the heavy duty aftermarket.

(b)                                 Nonsolicitation.  For a period of five (5) years after the Closing Date:

(i)                                     the Sellers will not, directly or indirectly, solely with regard to the Business, cause, induce or attempt to cause or induce any customer to cease doing business with Purchaser, to deal with any competitor of Purchaser or in any way interfere with its relationship with Purchaser; or

(ii)                                  each party will not, directly or indirectly, solicit any employee of the other party; provided, however, that the foregoing shall not apply with respect to a general solicitation through public advertisement not targeted at employees of the other party.

(c)                                  Tolling.  If a party violates any provisions or covenants of this Section 5.7, the duration of the restrictions in this Section 5.7 will be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation terminated, and, in the event the other party seeks relief from such violation before any court, board or other tribunal, then the duration of restrictions in this Section 5.7 will be extended for a period of time equal to the pendency of such proceedings, including all appeals.

(d)                                 Modification of Covenant.  If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.7(a) or (b) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  This Section 5.7 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  This Section 5.7 is reasonable and necessary to protect and preserve the parties’ legitimate business interests.

(e)                                  Enforcement of Covenant.  The parties agree that the remedy of damages at law for the breach of any of the covenants contained in this Section 5.7 is an inadequate remedy.  In recognition of the irreparable harm that a violation by a party of any of the covenants, agreements or obligations arising under this Section 5.7 would cause the other party(ies), the parties agree that in addition to any other remedies or relief afforded by law, the other party(ies) shall be entitled to seek from a court of competent jurisdiction a preliminary and permanent injunction against an actual or threatened violation or violations of this Section 5.7 without showing actual monetary damages or posting of a bond or other security.

Section 5.8                                    Non-Assignable Assets.  If the assignment of any Assets requires the consent of any Person and such consent is not obtained at or prior to the Closing (a) the Sellers will use their reasonable efforts to obtain the written consent of such other Person to the assignment, (b) this Agreement will not constitute an agreement to assign such Assets until such consent is obtained, and (c) at Purchaser’s election, (i) the Sellers will continue to maintain and/or perform any such Assets at the direction and for the risk, liability and benefit of Purchaser or (ii) Purchaser may act as agent and attorney-in-fact for each Seller to obtain the benefits thereunder for Purchaser, subject to Purchaser’s agreement to indemnify the Sellers with respect to any such actions taken.

Section 5.9                                    Administration of Accounts.  If, at any time or from time to time after the Closing Date, any party receives any amounts from any third party which properly belong to the other party pursuant to the terms of this Agreement, such party shall promptly, upon collection and receipt of such amounts, notify the other party and remit to the other party such amounts without right of set off, offset or reduction of any kind.

Section 5.10                             Transferred Employees.  Substantially concurrently with the Closing, Purchaser may offer employment to each Transferred Employee under terms and conditions of employment that are substantially similar, in the aggregate, to the terms of employment such Transferred Employee received from the Sellers prior to the Closing Date.

Section 5.11                             Further Assurances.  At any time after the Closing Date, each party shall execute and deliver, or cause to be executed and delivered, all such other instruments and take all such other actions as the other parties reasonably may request from time to time in order to effectuate the Contemplated Transactions.

ARTICLE VI
INDEMNIFICATION

Section 6.1                                    Indemnification by the Sellers.  Subject to the provisions of this Article VI, the Sellers, jointly and severally, will indemnify and hold Purchaser and its Affiliates, and their respective directors, officers, managers, successors, and assigns harmless from and against all damages, costs, expenses, losses, claims, demands, liabilities and/or obligations, including, without limitation, reasonable and documented fees and disbursements of outside legal counsel (collectively, “Damages”), incurred by Purchaser to the extent arising out of or in any manner incident, relating or attributable to: (a) any inaccuracy of any representation or warranty made in Article II; (b) any breach of any covenant made by the Sellers in this Agreement; (c) any Retained Liabilities; and (d) any pre-Closing Taxes with respect to operation of the Business by the Sellers.  Any claim for indemnification pursuant to Section 6.1(a) above will be made on or prior to the eighteen (18) month anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Sections 2.1 (Organization and Power; Authorization), 2.2 (Authority), 2.7 (Title to Assets), 2.9 (Intellectual Property Rights), 2.12 (Tax Matters) and 2.14 (Brokerage and Finder’s Fees) (such representations collectively referred to as the “Fundamental Representations”) will survive until the expiration of the applicable statute of limitations plus thirty (30) days.  Notwithstanding the above, any claim for indemnification under Section 6.1(a) above made in accordance with this Article VI prior to the expiration of the applicable indemnification period will survive until such matter is resolved.  All covenants and agreements which by their terms contemplate performance after the Closing Date will survive the Closing for the period contemplated by their respective terms, or indefinitely if there is no stated term.

Section 6.2                                    Indemnification by Purchaser.  Purchaser will indemnify and hold the Sellers and their Affiliates, and their respective directors, officers, managers, successors, and assigns harmless from and against all Damages to the extent arising out of or in any manner incident, relating or attributable to (a) any inaccuracy of any representation or warranty made in Article III; (b) any breach of any covenant made by Purchaser in this Agreement; (c) any Assumed Liability, and (d) any post-Closing Taxes with respect to operation of the Business by

Purchaser.  Any claim for indemnification pursuant to Section 6.2(a) above will be made on or prior to the eighteen (18) month anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.1 (Organization and Power; Authorization), and 3.2 (Authority) will survive until the expiration of the applicable statute of limitations, plus thirty (30) days.  Notwithstanding the above, any claim for indemnification under Section 6.2(a) above made in accordance with this Article VI prior to the expiration of the applicable indemnification period will survive until such matter is resolved.  All covenants and agreements which by their terms contemplate performance after the Closing Date will survive Closing for the period contemplated by their respective terms, or indefinitely if there is no stated term.

Section 6.3                                    Indemnification Procedures.

(a)                                 If the facts that give rise to any indemnification hereunder will involve any actual or threatened claim or demand (hereinafter referred to as a “Third-Party Claim”) by a Person (including, without limitation, any Tax authority or other Governmental Entity) other than a party hereto, its Affiliates, or their respective successors or assigns (a “Third Party”), the party entitled to indemnity hereunder (the “Indemnified Party”) will give the party obligated to provide indemnity hereunder (“Indemnifying Party”) written notice of such claim (the “Third-Party Notice”) promptly after the Indemnified Party will have received written notice thereof from the Third Party making such claim.  Thereafter, the Indemnified Party will deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.  The Indemnified Party’s failure or delay in providing Third-Party Notice shall only relieve the Indemnifying Party of its obligations under this Article VI to the extent that the Indemnifying Party is actually and materially prejudiced as a result thereof.

(b)                                 The Indemnifying Party will have thirty (30) days from receipt of the Third-Party Notice to provide the Indemnified Party with notice that it wishes to assume the defense of the Third-Party Claim and acknowledges liability for such Damages, in which event Indemnified Party will have the right to participate in the defense at its own expense.  If the Third-Party Claim is in the form of a pleading requiring an answer, the other party will give such notice at least five (5) Business Days prior to the due date of the answer or other response to the pleading.  If the Indemnifying Party fails to give the Indemnified Party timely notice as provided herein, Indemnified Party will have the right to defend against such Third-Party Claim.

(c)                                  If the Indemnifying Party chooses to defend a Third-Party Claim, Indemnified Party will cooperate in the defense thereof.  Such cooperation will include the retention and the prompt provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, making relevant employees or agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).  If the Indemnifying Party assumes the defense of a Third-Party

Claim, the Indemnifying Party will not agree to any settlement, compromise or discharge of a Third-Party Claim without Indemnified Party’s prior written consent (not to be unreasonably withheld) unless the entry of such settlement or judgment (i) includes the giving by the claimant or plaintiff to the Indemnified Party an unconditional release from all liability in respect of such Third-Party Claim, (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party, (iii) does not require the payment of Damages in excess of the Cap, and (iv) only requires the payment of monetary damages.

(d)                                 Notwithstanding anything herein to the contrary, the Indemnifying Party will not be entitled to assume control of the defense of Third Party Claim, and will pay the reasonable and documented fees and expenses of outside legal counsel retained by the Indemnified Party (subject to the limitations set forth in this Article VI as applicable when Purchaser is the Indemnified Party) with respect to such Third-Party Claim, if: (i)  the Indemnified Party reasonably believes, based upon the opinion of its legal counsel, that a conflict of interest exists or could reasonably arise which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the parties in such proceeding, other than a conflict which may exist due to the underlying nature of the duty to indemnify; (ii) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend such claim or (iii) the Third Party Claim seeks damages other than monetary damages.

Section 6.4                                    Resolution of Conflicts.  In the event Indemnified Party should have a claim under this Article VI that does not involve a Third Party Claim, the Indemnified Party will deliver to the Indemnifying Party notice of such claim with reasonable promptness, together with its request forthwith for payment, and the parties will negotiate in good faith to resolve the claim.  If no agreement can be reached after good faith negotiation with respect to such claim within 30 days after the Indemnifying Party’s receipt of notice of such disputed claim, either party may pursue any other legal remedies for resolution of the dispute.

Section 6.5                                    Limitations.

(a)                                 Notwithstanding anything contained in this Agreement to the contrary, no limitations on liability set forth in this Article VI will apply with respect to claims based on fraud or intentional misrepresentation.

(b)                                 Except as set forth in Section 6.5(a), the Indemnifying Party will not be liable to the Indemnified Party for any Damages for which indemnity is claimed under Section 6.1(a), except to the extent the aggregate Damages therefrom exceed $20,000 in the aggregate (the “Basket”), in which case the Indemnifying Party will be liable to the Indemnified Party for Damages exceeding the Basket; provided, however, that any breach of the Fundamental Representations will not be subject to the Basket; and provided, further, that Indemnifying Party shall not be liable to Indemnified Party for any claim pursuant to Section 6.1(a) if the Damages relating to such claim are less than $5,000 (each a “Minor Claim”), and no Minor Claim shall be included in the computation of the Basket.

(c)                                  Except as set forth in Section 6.5(a), the aggregate liability arising out of or relating to Damages for which indemnity is claimed under Section 6.1(a) will not exceed $500,000 (the “Cap”).

Section 6.6                                    Additional Terms.

(a)                                 Notwithstanding anything to the contrary herein, the right of any party hereto to indemnification, payment of Damages or other remedies will not be affected in any way by any investigation conducted or knowledge (whether actual, constructive or imputed) acquired at any time by such party with respect to the accuracy or inaccuracy of or compliance with or performance of, any representation, warranty, covenant, agreement or obligation or by the waiver of any condition.

(b)                                 Notwithstanding anything to the contrary herein, for purposes of this Article VI, the existence of any breach of a representation or warranty set forth in Article II and the determination of Damages with respect thereto shall be determined without any qualifications as to materiality such that the word “material” and words of similar import will be deemed deleted from any such representation or warranty set forth in Article II for such purposes.

Section 6.7                                    Impact on Purchase Price.  Any payments of indemnification under this Article VI by the Sellers pursuant to Section 6.2 will be deemed to be adjustments to the Purchase Price.

Section 6.8                                    Exclusive Remedies.  Except for specific performance or other equitable relief or any claims arising from fraud or intentional misrepresentation or a breach of Section 7.10, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or intentional misrepresentation on the part of a party hereto in connection with this Agreement) arising out of, relating to or resulting from any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Article VI.

ARTICLE VII
MISCELLANEOUS

Section 7.1                                    Amendment and Modification.  This Agreement may be amended only by a written agreement signed by Purchaser and the Sellers at any time with respect to any of the terms contained herein.

Section 7.2                                    Partial Invalidity.  Wherever possible, each provision hereof will be interpreted in such manner as to be effective and valid under applicable Law, but in the case that any provision contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the Contemplated Transactions to be unreasonable.

Section 7.3                                    Execution in Counterparts.  This Agreement may be executed with original, facsimile, or .pdf signatures in one or more counterparts, each of which will be considered an original instrument, but all of which will be considered one and the same agreement, and will become binding when one or more counterparts have been signed by each of the parties and delivered to each of the Sellers and Purchaser.

Section 7.4                                    Assignment; Successors and Assigns; Public Disclosure.  Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto without the prior written consent of the other party; provided, however, that Purchaser will be entitled to assign its rights and obligations under this Agreement for collateral security purposes to any lender providing financing to Purchaser and its Affiliates; and/or to any successor to the Business; and/or, following written notice to the Sellers, assign or delegate all or part of its rights and obligations under this Agreement to one or more direct or indirect subsidiaries or Affiliates; provided, however, that no such assignment shall relieve Purchaser of its obligations hereunder.  Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors or permitted assigns.  No party will release any public statement concerning this Agreement or the Contemplated Transactions without the prior written consent of the other party except as may be required by applicable Law, in which case such party will use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.  Notwithstanding the foregoing, the Parties acknowledge and agree that Purchaser and any of its Affiliates may provide general information about the subject matter of this Agreement and the Business (including its performance and improvements), in connection with Purchaser’s or its Affiliates’ fund raising, debt financing, marketing, informational or reporting activities, without the consent of the Sellers.

Section 7.5                                    Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof, in each case in writing.  The failure of any party hereto to enforce at any time any provision of this Agreement will not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement will be held to constitute a waiver of any other or subsequent breach.

Section 7.6                                    Notices.  All notices and other communications hereunder will be in writing and will be deemed to have been duly given (a) upon receipt if given by delivery in Person or if by facsimile to the parties at the following facsimile numbers, upon written confirmation of receipt by facsimile, (b) on the next Business Day when sent by overnight courier service, or (c) on the earlier of confirmed receipt or the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or such other address for a party as will be specified by like notice):

If to Purchaser, to:

AP Emissions Technologies, LLC

c/o APC Automotive Technologies, LLC

300 Dixie Trail

Goldsboro, NC 27530

Attention: Doug Wolma
Facsimile: (919) 580-2135

with a copy to:

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN  55402-1425 U.S.A.

Attn: Sean Kearney and Leigh-Erin Irons

Facsimile: (612) 492-7077

and

Audax Management Company, LLC

101 Huntington Avenue

Boston, MA 02199

Facsimile:  (617) 859-1600

Attention:  General Counsel

and

Harvest Partners, LP

280 Park Avenue, 26th Floor

New York, NY 10017

Facsimile:  (212) 812-0100

Attention:  Nicholas Romano

If to the Sellers, to:

Clean Diesel Technologies, Inc.

1621 Fiske Pl
Oxnard, CA 93033

Attention:  Corporate Secretary
Facsimile: (805) 639-9466

with a copy to:

Stubbs Alderton & Markiles, LLP
15260 Ventura Blvd., 20th floor
Sherman Oaks, CA 91403

Attention:  John McIlvery
Facsimile: (818) 444-6302

Section 7.7                                    Entire Agreement.  This Agreement and the Ancillary Agreements (including the Exhibits, the Company Disclosure Schedule and other documents referred to herein and therein) embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof.

Section 7.8                                    No Third Party Beneficiaries.  This Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

Section 7.9                                    Governing Law; Forum; Waiver of Jury Trial.

(a)                                 This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts or choice of laws that would require the application of any other law.  Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereby irrevocably agrees that all claims in respect to such action or proceeding will be heard and determined exclusively in any state or federal court sitting in Delaware.  Each party irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is immune from attachment or execution, that the action or proceeding is or has been brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement and the Contemplated Transactions may not be enforced by any of the above-named courts.  Each of the parties agrees that a final judgment in any action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the Contemplated Transactions, on behalf of itself or its property, by the personal delivery of copies of such process to such party.  Nothing in this Section 7.9 will affect the right of any party to serve legal process in any other manner permitted by Law.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE CONTEMPLATED TRANSACTIONS.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT

SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9(b).

Section 7.10                             Confidentiality.  Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective representatives to hold, in strict confidence, unless (a) compelled to disclose by judicial or administrative process or by other requirements of Law or (b) disclosed in a Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s representatives in connection with this Agreement or the Contemplated Transactions, except to the extent that such documents or information can be shown to have been (x) known by the party receiving such documents or information prior to disclosure by the party disclosing such documents or information, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (z) later acquired by the receiving party from another source not under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser’s and its Affiliates’ use of the Assets or operation of the Business.

Section 7.11                             Specific Performance.  The parties acknowledge and agree that in the event of any breach of the covenants set forth in Article V of this Agreement by a party, the other party would be irreparably harmed and could not be made whole by monetary damages.  In recognition of the irreparable harm that a violation by a party of any of the covenants arising under Article V would cause the other party(ies), the parties agree that in addition to any other remedies or relief afforded by law, the other party(ies) shall be entitled to seek from a court of competent jurisdiction a preliminary and permanent injunction against an actual or threatened violation or violations of Article V without showing actual monetary damages or posting of a bond or other security.

Section 7.12                             Joint Drafting.  The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents to be executed by the parties in connection herewith.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other agreements and documents to be executed by the parties in connection herewith will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement and the other agreements and documents to be executed by the parties in connection with this Agreement.

Section 7.13                             Attorney-Client Privilege.  The parties intend that, at all times after the Closing, Purchaser will have the right in its discretion to assert or waive any attorney work product protections, attorney-client privileges and similar protections and privileges relating to the Assets and Assumed Liabilities; provided, however, that the foregoing shall not apply to any attorney work product protections, attorney-client privileges and similar protections and privileges relating to the negotiation, execution and delivery of this Agreement, the Ancillary Agreements and/or the Contemplated Transactions.

Section 7.14                             Datasite.  Within seven (7) days following the Closing, the Sellers shall deliver to Fredrikson & Byron, P.A., a CD with all information which the Sellers posted, filed, saved, or otherwise made available to Fredrikson & Byron, P.A. and Purchaser on that certain on-line data site maintained by the Sellers and related to this transaction.  A document shall be considered “made available”, “delivered”, or other substantially similar terms if the document was provided to Purchaser and its representatives or was posted to the data site and continuously available for review for a period of two Business Days prior to the Closing Date.

ARTICLE VIII
DEFINITIONS

Section 8.1                                    Definitions.  As used in this Agreement, the following words and terms will have the meanings specified or referred to below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, Transition Services Agreement, Supply Agreement and any other agreements required under this Agreement.

“Benefit Plans” means all pension, profit sharing, retirement, stock purchase, stock option, bonus, incentive compensation and deferred compensation plans, life, health, dental, accident or disability, workers’ compensation or other employee welfare benefit plans (insured or self-insured), educational assistance, pretax premium or flexible spending account plans, supplemental or executive benefit plans, non-qualified retirement plans, severance or separation plans, and any other employee benefit plans, practices, policies or arrangements of any kind, whether written or oral, which are currently maintained any of the Sellers for the benefit of any of their employees (including former employees), or under which any of the Sellers has any current or potential Liability with respect to any employee or former employee or the dependents of any such person, including any “employee benefit plan” which is subject to the Employee Retirement Income Security Act of 1974, as amended.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in Los Angeles, California.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consent” means any approval, permission, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the Ancillary Agreements.

“DPF” means diesel particulate filters.

“DOC” means diesel oxidation catalysts.

“Eligible Parts” means all of the parts set forth on Schedule 8.1.

“Encumbrances” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Environmental Laws” means all laws concerning pollution or protection of the environment and natural resources, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, control or cleanup of any hazardous materials, substances or wastes, pesticides, pollutants or byproducts, asbestos, polychlorinated biphenyls, or radiation, each as amended and as now or hereafter in effect.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“Governing Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a limited liability company, the articles of organization or certificate of formation and operating agreement, member control agreement or limited liability company agreement; or (c) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; and (d) any amendment or supplement to any of the foregoing.

“Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation or polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person at any date, without duplication:  (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person; (d) all capital lease liabilities of such Person determined in accordance with GAAP; (e) all obligations of such Person secured by a contractual lien; (g) all credit card payables, (f) all guarantees of such Person in connection with any of the foregoing; or (g) any accrued interest, prepayment premiums, or penalties or other costs or expenses related to any of the foregoing.

“Initial Claim” means any fit, warranty, or other design-related claim from a third party with respect to an Eligible Part that are made within 30 days following the Launch Date of the applicable Eligible Part.

“Knowledge” as it is applied to the Sellers, means the knowledge of Matthew Beale, Peter Chase, Tracy Kern and Steve Golden, in each case after reasonable inquiry.

“Launch Date” means, for any Eligible Part, the date of the first commercial sale of such Eligible Part.

“Laws” means any federal, state, local or foreign law, code, regulation, rule or decree.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Material Contract” means with respect to the Business (a) any contract for the acquisition or sale of any securities or any substantial portion of the assets or business of or to any other Person whether completed or pending; (b) any continuing contract for the purchase of materials, supplies, equipment, services or data relating to the Business and involving in the case of any such contract or agreement more than $1,000 over the life of the contract or agreement; (c) any contract relating to the Business that expires or may be renewed at the option of any Person other than the Sellers so as to expire more than six (6) months after the Closing Date, or which is not terminable by the Sellers on thirty (30) or fewer days’ notice at any time without penalty, and involves the receipt or payment by the Sellers of more than $1,000; (d) any contract for capital expenditures relating to the Business in excess of $1,000 individually or $5,000 in the aggregate with other similar contracts or agreements; (e) any contract relating to the Business pursuant to which a Seller is a lessor or lessee of any tangible personal property relating to the Business; (f) any contract limiting the freedom of the Sellers to engage in any line of business or to compete with any other Person,; (g) any contract pursuant to which the Sellers are a lessor or lessee of any tangible personal property relating to the Business; (h) any contract relating to the Business with any Person with whom the Sellers do not deal at arm’s length; (i) any contract of guarantee, support, indemnification, reimbursement, contribution, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person; (j) any investment banking, placement, broker or similar contract; (k) any distribution, reseller, dealer, agency, franchise, advertising, revenue sharing, marketing or similar contract relating to the Business; (l) any other contract relating exclusively to the Business which may have a material effect on the Business or which is not in the Ordinary Course.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator.

“Ordinary Course” means the ordinary course of business of the Sellers consistent with past practice, including with regard to nature, frequency and magnitude.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, Governmental Entity or other legally recognized entity.

“Proceeding” means any action, arbitration, audit, claim, hearing, inquiry, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind, whether disputed or not, and any charges, interest or penalties imposed thereon, and including any obligation to indemnify, assume or otherwise succeed to any tax liability of any other Person.

“Transaction Expenses” means fees and expenses payable by or on behalf of any Seller relating to the negotiation, execution and delivery of any letter of intent or term sheet, this Agreement and the Ancillary Agreements, as well as the consummation of the Contemplated Transactions, that are incurred by or on behalf, or charged to any Seller, including all legal, tax, accounting, financial and other advisory and consulting fees, the payment of any change of control or assignment fees, and other amounts that may become payable by any Seller in connection with the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the parties has caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

PURCHASER

AP EMISSIONS TECHNOLOGIES, LLC

By:	/s/ Doug Wolma
Name:	Doug Wolma
Title:	President

SELLERS

CLEAN DIESEL TECHNOLOGIES, INC.

By:	/s/ Matthew Beale
Name:	Matthew Beale
Title:	President

CATALYTIC SOLUTIONS, INC.

By:	/s/ Matthew Beale
Name:	Matthew Beale
Title:	President

ENGINE CONTROL SYSTEMS LIMITED

By:	/s/ Matthew Beale
Name:	Matthew Beale
Title:	President

Signature Page to Asset Purchase Agreement

SCHEDULES OMITTED FROM ASSET PURCHASE AGREEMENT

Schedule 1.1(a)	Inventory
Schedule 1.1(b)	Purchased Contracts
Schedule 1.1(c)	Equipment, Tooling, Supplies and Other Tangible Personal Property
Schedule 1.1(d)	Intellectual Property
Schedule 1.1(e)	Licenses and Permits
Schedule 1.1(j)	Prepayments, Vendor Credits and Prepaid Expenses
Schedule 1.1(k)	Other Assets
Schedule 1.6	Purchase Price Allocation

Schedule 2.1	Organization and Power; Authorization
Schedule 2.3	Noncontravention
Schedule 2.5(a)	Financial Matters — Revenue Information
Schedule 2.5(b)	Financial Matters — Cost Information
Schedule 2.5(c)	Financial Matters — Prepayment
Schedule 2.6	Indebtedness
Schedule 2.7	Title to Assets
Schedule 2.8	Purchased Contracts
Schedule 2.9	Intellectual Property Rights
Schedule 2.10	Litigation
Schedule 2.11	Environmental Matters
Schedule 2.13	Compliance with Laws; Permits
Schedule 2.16	Inventory
Schedule 2.17	Employees
Schedule 2.18	Absence of Changes
Schedule 2.20	Warranties
Schedule 2.21	Customers and Suppliers

Schedule 8.1	Eligible Parts